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COMPANY PRESS RELEASE

SAFECO CORPORATION TO ACQUIRE AMERICAN STATES FINANCIAL CORPORATION

SEATTLE -- (BUSINESS WIRE) -- June 9, 1997 -- SAFECO CORPORATION (NASDAQ:SAFC) and AMERICAN STATES FINANCIAL CORPORATION (NYSE:ASX) announced today that they have signed a definitive agreement for SAFECO to acquire American States for $47.00 per share or approximately $2.8 billion. The combination will create the 12th largest property and casualty insurance company in the United States with combined 1996 revenues of $5.9 billion. The combination will enhance the product mix, geographic reach and network of independent agents of both operations.

The definitive agreement was approved by the Boards of Directors of both companies. Lincoln National Corporation, which currently owns 83.3 percent of American States' outstanding common stock, has agreed to support the transaction.

"The combination of two of the finest agency companies will significantly enhance SAFECO's growth objectives," said Roger Eigsti, Chairman and Chief Executive Officer of SAFECO. "American States' small business and commercial expertise will complement our personal lines expertise. We are excited about the opportunities this combination creates for our shareholders, customers, employees and agents."

"SAFECO is a company we at American States have always respected, admired and, in many ways, have tried to emulate," said Robert A. Anker, Chairman and Chief Executive Officer of American States Financial Corporation.

Upon completion of the transaction, the combined enterprise will nearly double the number of independent agents that either organization currently works with. The acquisition will accelerate SAFECO's growth east of the Rocky Mountains and enhance its position in eight core Midwestern and Pacific Northwest states (Illinois, Indiana, Missouri, Ohio, Michigan, Kansas, Washington and Oregon).

Importantly, American States is one of the largest writers of property and casualty insurance in the small business sector, a rapidly growing market for insurance. American States is recognized as the second largest writer of property and casualty insurance through independent agencies for businesses with fewer than 50 employees.

"American States has the three key elements we sought in an acquisition candidate -- strength in small business commercial lines, a Midwestern geographic focus and a strong independent agency network," said Boh Dickey, President and Chief Operating Officer of SAFECO. "In addition, it offered two other advantages -- a highly skilled workforce and a strong cultural fit with SAFECO."

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American States, with assets of more than $5.5 billion, operates in more than 40 states through 4,800 independent agents. In addition to property and casualty insurance, the company also offers life insurance and surety. The company employs 3,200 people with major offices in Indiana, Kansas and Washington.

"The addition of American States to SAFECO will result in approximately 4,000 new agents. This is a key component of our growth strategy. With superior agents representing us in more communities across the country, we can focus on developing the financial services products our customers need and refining the excellent service they associate with SAFECO," said Randy Stoddard, senior vice president of SAFECO Property/Casualty Insurance Companies, who will become president of the property and casualty operations on July 1.

Founded in 1923 as the General Insurance Company of America, SAFECO today is one of the largest diversified financial corporations in the country with more than $20 billion in assets. Property and casualty insurance was SAFECO's original business and remains its largest operation. In addition, SAFECO today engages in life and health insurance, surety, real estate investment and management, commercial credit and asset management. SAFECO is headquartered in Seattle, with regional offices in Redmond, Wash., Atlanta, St. Louis, Denver and Fountain Valley, Calif.